EXHIBIT 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL FOURTH QUARTER AND FISCAL YEAR 2022 RESULTS

TULSA, OK, May 4, 2022—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports financial results for the fiscal fourth quarter and fiscal year ended February 28, 2022.

Fiscal Year End Highlights Compared to the Prior Year

●	Net revenues of $142.2 million, a decrease of $62.4 million, or 30.5%, compared to $204.6 million.

●	Average active UBAM sales consultants totaled 44,900.

●	Earnings before income taxes were $11.2 million, a decrease of $6.0 million, or 34.9%, compared to $17.2 million.

●	Net earnings totaled $8.3 million, compared to $12.6 million, a decrease of $4.3 million, or 34.1%.

●	Earnings per share totaled $0.98, compared to $1.50, down 34.7% on a fully diluted basis.

Fourth Quarter Highlights Compared to the Prior Year Fourth Quarter

●	Net revenues of $23.3 million, a decrease of $17.0 million, or 42.2%, compared to $40.3 million.

●	Average active UBAM sales consultants totaled 37,500.

●	Earnings before income taxes were $0.3 million, a decrease of $2.7 million, or 90.0%, compared to $3.0 million.

●	Net earnings totaled $0.3 million, compared to $2.2 million, a decrease of $1.9 million, or 86.4%.

●	Earnings per share totaled $0.04, compared to $0.25, down 84.0% on a fully diluted basis.

“We are pleased to report that we continue to exceed pre-pandemic levels in our fiscal fourth quarter with increases in net revenues and average number of consultants, resulting in continued profitability. Last year, due to multiple circumstances associated with the COVID-19 pandemic, we saw an unusually positive increase in the demand for our products which resulted in record sales and earnings for fiscal 2021. This year, many of these circumstances, such as children returning to the classroom, and parents returning to full-time employment, have resulted in our business returning to more normalized levels of growth with associated seasonality,” stated Craig White, President and CEO of Educational Development Corporation.

Due to the significant positive impact of the COVID-19 pandemic on our business last year, we are providing the additional table below to show pre-COVID, COVID impacted and current financial results for the fiscal fourth quarter and fiscal year results ended February 28 (29),

	Pre-COVID	Pre-COVID	COVID Impacted	COVID Impacted	Current Year	Current Year
Period	Q4 FY 2020	FY 2020	Q4 FY 2021	FY 2021	Q4 FY 2022	FY 2022
Average # of Consultants	31,400	32,500	58,900	48,700	37,500	44,900
Net Revenues	20,161,900	113,011,900	40,343,000	204,635,100	23,314,200	142,228,800
Net Earnings	538,100	5,645,100	2,168,300	12,624,000	323,900	8,306,800
After tax profit %	2.7%	5.0%	5.4%	6.2%	1.4%	5.8%

Mr. White continued, “Sales from our UBAM division continue to be driven by our active consultant count. When compared to fiscal year 2020, the year prior to COVID-19, UBAM net revenues for our fiscal fourth quarter totaling $20.4 million, are 12.2% greater and UBAM’s fiscal year net revenues totaling $129.0 million, increased by 24.8%. This growth, compared to fiscal year 2020, clearly demonstrates the continued success of our consultant salesforce in generating sales.”

“Sales from our Publishing division totaled $2.9 million for the quarter and a record $13.3 million for this year. These record sales volumes from our Publishing division represent a 53.6% growth over last year, and an increase of 15.6% over the largest sales year in our Publishing division’s history. We continue to experience sales growth with existing customers and have success adding new customers through the hard work of our Publishing sales team.”

“During the fiscal year 2022, we generated $11.2 million of pretax profits, approximately 7.9% of net revenues. This strong profit level results from our consistent business model and our attention to cost control.”

“We are now in our first quarter of fiscal 2023 and are seeing the sales efforts our UBAM division challenged by record inflation resulting in higher fuel and food costs. These inflationary challenges pull back on the disposable income of our customers and have historically had a short-term impact on sales. As an offset to these challenges, our consultant count is typically bolstered by the addition of consultants looking for additional income streams. These short-term issues have forced us to look at the current fiscal year with a more conservative outlook.”

“While we expect short term challenges this year, we are taking steps to conserve cash and maintain profitability. In addition, because we have acquired the bulk of our inventory over the past year, we are protected in the short term from rising inventory prices. During this quarter we have increased our working capital borrowings with our bank to support our increased inventory levels and the board has decided to temporarily suspend our dividend to protect our balance sheet. The dividend has always been a priority for the Company as part of our long-term capital allocation strategy to create shareholder returns. This strategy remains unchanged and as our inventory levels normalize later this year, our priority is to reinstate our historical practice of paying quarterly dividends,” concluded Mr. White.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended February 28,		Twelve Months Ended February 28,
	2022	2021	2022	2021

NET REVENUES	$23,314,200	$40,343,000	$142,228,800	$204,635,100

EARNINGS BEFORE INCOME TAXES	314,500	3,013,100	11,235,900	17,230,800

INCOME TAXES	(9,400)	844,800	2,929,100	4,606,800
NET EARNINGS	$323,900	$2,168,300	$8,306,800	$12,624,000

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$0.04	$0.26	$1.03	$1.51
Diluted	$0.04	$0.25	$0.98	$1.50

DIVIDENDS PER SHARE	$0.10	$0.10	$0.40	$0.32

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
Basic	8,072,456	8,347,427	8,039,843	8,352,474
Diluted	8,461,810	8,644,427	8,452,340	8,426,724

EDC will host its Fiscal Year 2022 Annual Earnings Call, including a live Q&A webcast, on Thursday, May 5, 2022 at 3:30 PM CT (4:30 PM ET). Craig White, Chief Executive Officer and President, Heather Cobb, Chief Sales and Marketing Officer, Dan O’Keefe, Chief Financial Officer and Secretary, and Randall White, Executive Chairman, will present the Company’s annual results and be available for questions following the presentation. Phone lines for participants will be available at (855) 639-3876. The conference ID is 8377967. Audio replays will be available following the event www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser or Jean Marie Young, (214) 872-2710

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2022, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2022 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.